Uniplan Institutional Advisors, LLC P&P Manual

14 CODE OF ETHICS

Definitions of Terms in the Code of Ethics

●	“Supervised Person” means:

o	Directors, officers, and partners of Uniplan (or other persons occupying a similar status or performing similar functions);

o	Employees of Uniplan; and

o	Any other person who provides advice on behalf of Uniplan and is subject to the Uniplan’s supervision and control.

●	"Access Person" means each Supervised Person of Uniplan who (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable mutual fund advised or distributed by Uniplan or an affiliate, or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

●	"Beneficial Ownership" means a person’s direct or indirect beneficial interest in a security or the power to direct the voting or dispose of the securities that creates an opportunity for that person to profit from a securities transaction. Thus, a person may be deemed to have a beneficial ownership of securities held by members of his/her immediate family sharing the same household (i.e., a spouse and dependent children) living in the Access Person’s household) or by certain partnerships, trusts, corporations or other arrangements. For purposes of this Code of Ethics, “beneficial ownership” will be interpreted as it would be under Rule 16a(a)(2)of the Securities Exchange Act of 1934, as amended, when determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

●	"Client" means any person who has entered an Investment Advisory Contract with Uniplan.

●	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

●	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D promulgated under the Securities Act of 1933.

●	“Managed account” means an account that allows a broker or investment adviser to buy and sell securities without the Access Person's consent. The Access Person must sign a discretionary disclosure with the broker or investment adviser as documentation of the Access Person’s consent.

●	“Reportable Security” means: any stock, bond, future, investment contract, or any other instrument that is considered a “security” under the Advisers Act. The term “security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

o	Options on securities, on indexes, and on currencies;

o	Interests in all kinds of limited partnerships;

o	Interests in foreign unit trusts and foreign mutual funds;

o	Interests in exchange traded funds (ETFs); and

o	Interests in private investment funds, hedge funds, and investment clubs.

A “security” for purposes of this definition does not include:

o	Direct obligations of the U.S. government (e.g., treasury securities);
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o	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

o	Shares issued by money market funds;

o	Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable);

o	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable); and

o	Interests in 529 Plans, unless the firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under rule 204A-1) and the strategies underlying the 529 Plan that is a college savings plan13.

Introduction/Statement of General Policy

This Code of Ethics ("Code") has been adopted by Uniplan Investment Counsel, Inc. and Uniplan Institutional Advisors, LLC (collectively, "Uniplan") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act"). This Code establishes rules of conduct for all employees of Uniplan and is designed to, among other things; govern personal securities trading activities in the accounts of Access Persons (as defined herein). The Code is based upon the principle that Uniplan and its employees owe a fiduciary duty to Uniplan's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Uniplan continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of a conflict of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Uniplan and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that the Uniplan has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Uniplan and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client's transactions where Uniplan is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances;

●	A duty to be loyal to Uniplan's clients; and

●	A duty to put Uniplan's client's' interests above its own.

In meeting its fiduciary responsibilities to its clients, Uniplan expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Uniplan. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Uniplan. Uniplan's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Uniplan.

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The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Uniplan in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will annually report to senior management/board of directors of Uniplan to document compliance with this Code.

Standards of Business Conduct

Uniplan places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Uniplan's Access Persons as defined herein. These procedures cover transactions in a reportable security in which an Access Person has a beneficial interest in or accounts over which the Access Person exercises control.

Section 206 of the Advisers Act makes it unlawful for Uniplan or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations.

Fiduciary Duty

The Code of Ethics is based on the principle that Uniplan and each of its employees owe a fiduciary duty to place the interest of clients ahead of its own. These duties include the obligation of Access Persons to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, Uniplan hereby adopts the following general principles to guide the actions of the Access Persons as defined herein:

●	Access Persons have the duty at all times to place the interests of clients first.

●	Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

●	Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the Access Person's independence or judgment.

All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest with the client.

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Compliance with Federal Securities Law

Uniplan operates under the jurisdiction of the SEC, which subjects Uniplan to various rules and regulations. Uniplan strives to comply with the Investment Advisers Act of 1940 as well as all rules under the Act. Uniplan requires all Supervised Persons to comply with applicable federal securities laws.

Pre-Clearance of Securities Trades/Other Trading Restrictions

Pre-Clearance Required for Participation in IPOs. No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account without the prior written approval of the Portfolio Manager after being provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person's activities on behalf of a client) and, if approved, such ownership will be subject to continuous monitoring for ongoing compliance with the Code.

Pre-Clearance Required for Private or Limited Offerings. No Supervised Person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Portfolio Manager after being provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for ongoing compliance with the Code.

Pre-Clearance Required for all securities in Uniplan's Micro Portfolio that are individually transacted for greater than $10,000 per trading day. All Supervised Persons will be updated on the securities within the Uniplan Micro Portfolio. All Supervised persons who transact, or expecting to transact, a total greater than $10,000 for any individual security (per trading day) that is held in the Uniplan Micro Portfolio must pre-clear the transaction with the Chief Compliance Officer.

Pre-Clearance required for any Special Purpose Acquisition Companies (SPAC) that have not announced an agreement/transaction. No Supervised Person shall acquire any beneficial ownership in any securities for Special Purpose Acquisition Companies (SPAC) that have not announced an agreement/transaction, for his or her account without the prior written approval of the Chief Compliance Officer. After being provided with full details of the proposed transaction and, if approved, such ownership will be subject to continuous monitoring for ongoing compliance with the Code. Upon the Supervised Person receiving approval, they will have two (2) business days to make the approved transaction. If the transaction isn't performed within two (2) business days, the Supervised Person would be required to start the Pre-Clearance process over. Pre-Clearance is not required for a SPAC that has already announced an agreement via a press release.

Restricted List

The COO and the Portfolio Manager shall together be responsible for maintaining a Restricted List which will contain the following information:

●	Companies with respect to which Uniplan has received non-confidential information, and

●	Securities with respect to which Uniplan has a "buy" or "sell" order for the benefit of any client and for a period of seven (7) days thereafter.

●	Securities positions who's allocation may be targeted or changed.
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The COO and the Portfolio Manager will work together to maintain the Restricted List. The Restricted List is reviewed at Compliance Committee meetings. The Trading Department is responsible for distributing the Restricted List to all Access Persons weekly or immediately upon a change to the List. The Restricted List is an internal document and may not be shared with any person(s) outside of Uniplan. Supervised persons shall be prohibited from purchasing or selling any securities on the restricted list (or any securities of any company on the restricted list) during such period as they appear on the restricted list. It is the responsibility of the Access person to understand and be aware of the Restricted List content prior to executing personal trades.

Reporting of Personal Securities Trades and Holdings

Access Person Reporting. Each Access Person shall annually report their personal holdings and quarterly report transactions in Reportable Securities in which the Access Person had or has acquired any direct or indirect Beneficial Ownership as described herein.

Securities Transaction Report. Each Access Person must file a quarterly transaction report with the Chief Compliance Officer of his or her personal trading in Reportable Securities in which the Access Person had or has acquired any direct or indirect Beneficial Ownership no later than 30 days after the end of each calendar quarter using the Securities Transaction Report Form. Account statements and/or confirmation statements may be presented in addition to the Securities Transaction Report Form

Holdings. Each Access Person must file a report with the Chief Compliance Officer of his or her personal securities holdings for Reportable Securities in which the Access Person had or has acquired any direct or indirect Beneficial Ownership and the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access persons direct or indirect benefit (i) no later than ten (10) days of the time the person became an Access Person; and (ii) at least once a year thereafter using the Annual Securities Holdings Report Form. Account statements may be presented in addition to the Securities Holdings Report Form.

This information must be current as of a date not more than 45 days prior to the individual becoming an Access Person or the date the Securities Transaction Report Form or the Annual Securities Holding Report is submitted.

Exceptions from Reporting Requirements

There are two (2) exceptions to reporting requirements set forth above. No reports are required:

●	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, including, without limitation, transactions within a managed account;

●	With respect to transactions effected pursuant to an automatic investment plan.

Review

●	Periodic Review. The Chief Compliance Officer shall periodically review submitted transactions and holding reports for any violations of the Code.

●	Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.
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Possession of Inside Information/Insider Trading Procedures

Uniplan officers, directors, and employees often learn confidential or nonpublic information in the normal course of business. Uniplan holds a strict policy that any information entrusted to Officers, directors, and employees must remain confidential. Confidential information should only be used during the normal course of business involving our clients. The mishandling of nonpublic information can be very damaging to Uniplan; therefore, using nonpublic information in a manner that is inconsistent with the best interest of the client is not tolerated. Uniplan has Insider Trading Procedures designed to prevent the misuse of material, nonpublic information by Uniplan and its officers, directors and employees, which is set forth at Section 15 of this Compliance Manual.

Exemptions

The Chief Compliance Officer may occasionally grant exemptions, from the personal trading requirements described above with respect to particular individuals such as consultants, temporary employee or interns, where the Chief Compliance Officer is of the opinion that such an exemption is appropriate given the circumstances and otherwise consistent with the policy objectives underlying the personal trading reporting requirements.

Reporting Violations

An employee of Uniplan must promptly report to their supervisor, management, or Chief Compliance Officer any violation of the Code. Any violation of the Code may result in disciplinary action as set forth in Section 13.2.13 of this Compliance Manual.

Commitment to Non-Retaliation

Uniplan is committed to an environment where employees may raise their concerns without fear of disciplinary action. Uniplan will take concerns seriously and investigate appropriately. Reports of violation, as far as practicable, will be kept confidential. Uniplan prohibits retaliation of any form against an employee who has reported violations or suspected violations in good faith. Any employee of Uniplan who is the subject of a Code violation report and who retaliates against the reporting employee shall be subject to serious sanctions, including termination of employment.

Certification

Every Access Person shall certify on an annual basis, in writing, that he or she has:

1.	received a copy of the Code of Ethics and any amendments;

2.	read and understands the Code of Ethics; and

3.	disclosed, precleared (if applicable) and reported all Reportable Securities transactions & holdings consistent with the requirements of the Code of Ethics.

New employees or newly assigned Access Persons will receive a copy of the Code of Ethics and any amendments and certify that they have received, read and understand the Code of Ethics.

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Books and Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by Uniplan pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five (5) years after the individual ceases to be a Supervised Person of Uniplan;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	A list of all persons who are, or within the preceding five (5) years have been, Access Persons;

●	A record of any decision and reasons supporting such decision to approve a Supervised Person's acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

●	Confirm that each access person has timely submitted such personal securities trading reports, initial or annual holdings reports and/or other certifications or reports.
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